Exhibit 99.1

Investor and Media Inquiries: Michael A. Hajost (610) 208-3476 mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FOURTH QUARTER RESULTS

•	Fourth quarter net sales excluding raw material surcharge up 26% from a year earlier and up 5% from the third quarter.

•	Fourth quarter net income of $0.13 per share compared to a loss of $0.48 per share in the prior year.

•	Free cash flow of $23 million in the fourth quarter and $40 million for the full year.

WYOMISSING, Pa., July 29, 2010 — Carpenter Technology Corporation (NYSE:CRS) today reported net income of $5.9 million or $0.13 per share for the fourth quarter ended June 30, 2010. This compares to a net loss of $20.8 million or $0.48 per share for the same quarter a year earlier.

Fourth quarter earnings per share would have been about $0.10 higher without the LIFO impact of management’s Lean Forward initiative to increase production and inventory levels in order to respond to near-term customer demand.

“Our business continues to have good top-line momentum, and we believe our growth strategies and positioning with key customers will generate strong revenue growth in fiscal 2011,” said Gregory A. Pratt, Chairman of the Board. “During this quarter, we made a decision to support growing customer demand by ramping up production and increasing inventories. These actions have put us in a better position heading into fiscal 2011. Adjusting for the Lean Forward impacts and $2.6 million of fixed asset write-offs, our operating margin in the quarter would have been in line with the 10 percent target level we expected by year-end.”

“We had a solid year of cash flow performance and remain financially strong,” said Pratt. “We are excited about our long term growth opportunities, particularly in aerospace and energy; and remain focused on ultimately exceeding our prior peak level of financial performance.”

Fourth Quarter Results

Financial highlights for the fourth quarter include:

(in millions, except per share amounts & pounds sold)	4Q 2010	4Q 2009	FY 2010	FY 2009
Net Sales	$364.2	$256.9	$1,198.6	$1,362.3
Net Sales Excluding Surcharge (a)	$269.8	$213.4	$921.7	$1,055.2
Operating Income (Loss) excluding pension earnings, interest and deferrals and restructuring costs (a)	$19.7	$(24.8)	$49.6	$73.5
Net Income (Loss)	$5.9	$(20.8)	$2.1	$47.9
Diluted Earnings (Loss) per Share	$0.13	$(0.48)	$0.04	$1.08
Net Pension Expense per Diluted Share (a)	$(0.21)	$(0.07)	$(0.85)	$(0.27)
Free Cash Flow (a)	$23.1	$71.5	$40.1	$11.2
Pounds Sold (000)	51,132	32,464	170,820	167,040

(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the fourth quarter were $364.2 million, up 42 percent from the prior year. Excluding surcharge revenue, net sales were $269.8 million, up 26 percent from a year ago. Total pounds sold in the fourth quarter were 58 percent higher than the 2009 fourth quarter. Sequentially, net sales excluding surcharge increased 5 percent on 4 percent higher volume reflecting continued growth in all end markets.

Gross profit was $43.7 million compared with $8.4 million in the 2009 fourth quarter. In comparing the year-over-year gross profit results, note that the 2010 fourth quarter included about $9 million of impacts from Lean Forward and fixed asset write-offs while the 2009 fourth quarter would have been about $12 million higher without the LIFO effects from lower nickel prices on declining inventory levels. Beyond that, the higher gross profit in this year’s fourth quarter was driven by significantly higher volumes and cost savings, partially offset by weaker product mix and lag effects in our raw material surcharge.

SG&A expenses were $33.5 million, compared with $33.2 million for the fourth quarter of 2009. Excluding the impact of changes in net pension expense, SG&A was down 6 percent versus last year.

Operating income for the fourth quarter was $10.2 million compared with a loss of $32.1 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 7.3 percent for the quarter and 5.4 percent for the full year.

Other Income was $0.9 million compared to $2.1 million in the 2009 fourth quarter due mainly to lower foreign exchange gains. The provision for income tax was $0.7 million or 11 percent of pre-tax income compared with an income tax benefit of $13.2 million or 39 percent of pre-tax loss a year ago.

Net income was $5.9 million or $0.13 per diluted share, compared with a fourth quarter net loss of $20.8 million or $0.48 per diluted share in 2009.

Free cash flow, which we define as cash from operations less capital expenditures and dividends, was $23.1 million in the quarter. Increased inventory levels to support growing customer demand were more than offset by strong working capital management in receivables and payables. Free cash flow was $40.1 million for the full year.

Markets:

Aerospace market sales were $153.7 million in the fourth quarter, up 26 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were up 16 percent on 22 percent higher volume. Aerospace results reflect continued strong demand and share gain for engine components, which were partially offset by still stagnant demand for fasteners. Volumes increased 3 percent sequentially over the strong third quarter, reflecting demand strength for engine components. While fastener supply chain inventories remain high, better demand balance is expected by the end of the calendar year.

Industrial market sales were $87.9 million, up 70 percent compared with the fourth quarter of fiscal 2009. Excluding surcharge revenue, industrial sales increased 40 percent on 72 percent higher volume. The year-over-year result reflects continued increased demand for lower value products that include stainless redraw rod and stainless bar sold to distributors. Volumes increased from the third quarter by 3 percent.

Consumer market sales were $38.5 million, an increase of 91 percent from the fourth quarter of fiscal 2009. Excluding surcharge revenue, sales increased 62 percent on 73 percent higher volume, driven by supply chain inventory restocking of bi-metallic strip and stainless fasteners. Volumes increased 8 percent from the third quarter.

Automotive market sales were $30.6 million, an increase of 125 percent from a year earlier. Excluding surcharge revenue, automotive sales rose 97 percent as volumes increased 134 percent. The year-over-year volume increase reflects higher demand for engine fasteners and fuel injectors along with greater share in lower value automotive valves. Volumes were flat from the third quarter.

Medical market sales were $28.8 million in the fourth quarter, up 2 percent from a year ago. Excluding surcharge revenues, medical market sales were flat on 15 percent higher volume. The higher volume reflects share gain in cobalt-based implant products and improved demand for stainless instruments, while revenues mainly reflect the impact of lower raw material costs on selling prices for titanium products. Compared to the third quarter, medical volumes increased 6 percent.

Energy market sales of $24.7 million increased 16 percent from the fourth quarter a year earlier. Excluding surcharge revenue, energy market sales increased 9 percent on 36 percent higher volume. The year-over-year increase reflects sharply higher volumes for oil and gas applications as drilling rig activity has increased and supply chain inventories are in better balance. The mix was negatively impacted by continued sluggish orders for high value materials used in industrial gas turbines. Energy volumes grew 19 percent from the third quarter.

International Sales in the fourth quarter were $115.2 million, an increase of 40 percent compared with the same quarter a year earlier. Revenues increased 49 percent in Asia on 64 percent higher volume driven by significant growth in the automotive, consumer and industrial markets. Sales in Europe were up 39 percent on 34 percent higher volume, due mainly to significant growth in aerospace. From the third quarter, sales outside the U.S. increased 10 percent. International sales in the 2010 fourth quarter represented 32 percent of total sales, unchanged from the prior year.

FY 2011 Outlook

The Company expects to deliver overall revenue growth in the mid-to-high-teens for fiscal 2011. Revenue growth is expected in each quarter versus the comparable year-ago period, although volumes in the first half of the year are expected to be lower than the second half of fiscal 2010 due to normal seasonality factors. Volumes should increase above comparable year-ago periods during the second half of the year, aided in part by the return of aerospace fastener demand.

Profitability is expected to continue on an improving trend, driven by volume growth, an improving product mix and continued cost savings. Operating margin, excluding surcharge and pension EID, should remain around current levels at the lower volume in the first half of the year and should then improve in the second half of the fiscal year. The effective tax rate is projected to be about 30 percent.

Free cash flow is expected to be neutral including $70 million of capital spending and a projected increase in working capital to support business growth.

“As the recovery unfolds, Carpenter is well positioned to meet the demands of our customers and deliver good results in fiscal 2011,” said William A. Wulfsohn, President and Chief Executive Officer. “I am confident we have the strategies and financial flexibility to drive future growth and deliver attractive shareholder returns.”

Pension Effects

During the fourth quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $15.5 million or $0.21 per diluted share. For the full fiscal year, non-cash pension expense was $61.3 million, or $0.85 per diluted share. Due primarily to the decline in equity markets near the end of fiscal 2010 and a lower discount rate assumption, the Company now expects to record similar non-cash pension expense of $61 million, or approximately $0.83 per diluted share in fiscal 2011. The expense will be allocated equally through the fiscal year. The Company currently expects to make a cash contribution of approximately $5 million in the fourth quarter of fiscal 2011.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, July 29, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal fourth quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2009 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2009, December 31, 2009 and March 31, 2010, and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 13) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (14) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$265.4	$340.1
Marketable securities	105.2	15.0
Accounts receivable, net	188.5	130.8
Inventories	203.6	185.4
Deferred income taxes	21.5	23.8
Other current assets	36.0	54.6

Total current assets	820.2	749.7

Property, plant and equipment, net	617.5	634.1
Goodwill	35.2	35.2
Other intangibles, net	17.6	18.7
Deferred income taxes	16.2	—
Other assets	76.5	59.7

Total assets	$1,583.2	$1,497.4

LIABILITIES
Current liabilities:
Accounts payable	$130.5	$70.2
Accrued liabilities	87.6	108.3
Current portion of long-term debt	—	20.0

Total current liabilities	218.1	198.5

Long-term debt, net of current portion	259.6	258.6
Accrued pension liability	322.6	240.4
Accrued postretirement benefits	146.7	127.7
Deferred income taxes	—	1.6
Other liabilities	62.8	53.6

Total liabilities	1,009.8	880.4

STOCKHOLDERS’ EQUITY
Common stock	273.2	273.1
Capital in excess of par value	223.3	208.9
Reinvested earnings	983.2	1,013.0
Common stock in treasury, at cost	(535.2)	(531.5)
Accumulated other comprehensive loss	(371.1)	(346.5)

Total stockholders’ equity	573.4	617.0

Total liabilities and stockholders’ equity	$1,583.2	$1,497.4

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009

NET SALES	$364.2	$256.9	$1,198.6	$1,362.3

Cost of sales	320.5	248.5	1,053.8	1,155.1

Gross profit	43.7	8.4	144.8	207.2

Selling, general and administrative expenses	33.5	33.2	133.1	133.8
Restructuring costs	—	7.3	—	9.4

Operating income (loss)	10.2	(32.1)	11.7	64.0

Interest expense	(4.5)	(4.0)	(17.8)	(16.1)
Other income, net	0.9	2.1	10.8	15.1

Income (loss) before income taxes	6.6	(34.0)	4.7	63.0
Income tax expense (benefit)	0.7	(13.2)	2.6	15.1

NET INCOME (LOSS)	$5.9	($20.8)	$2.1	$47.9

EARNINGS (LOSS) PER SHARE:
Basic	$0.13	($0.48)	$0.04	$1.08

Diluted	$0.13	($0.48)	$0.04	$1.08

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44.0	43.8	43.9	43.9

Diluted	44.5	43.8	44.4	44.2

Cash dividends per common share	$0.18	$0.18	$0.72	$0.72

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended June 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$2.1	$47.9
Adjustments to reconcile net income to net cash provided from operations:
Depreciation and amortization	59.1	52.7
Deferred income taxes	(1.8)	16.4
Net pension expense	61.3	20.6
Net loss on disposal of property and equipment	2.0	1.7
Changes in working capital and other:
Accounts receivable	(62.5)	144.0
Inventories	(19.1)	13.4
Other current assets	24.2	(26.7)
Accounts payable	60.8	(85.7)
Accrued liabilities	13.4	(33.5)
Other, net	(24.3)	(5.3)

Net cash provided from operating activities	115.2	145.5

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(44.2)	(116.3)
Proceeds from disposals of property and equipment	1.0	0.1
Net proceeds from sales of businesses	—	13.4
Purchases of marketable securities	(145.0)	(49.5)
Proceeds from sales and maturities of marketable securities	55.3	44.8

Net cash used for investing activities	(132.9)	(107.5)

FINANCING ACTIVITIES:
Payments on long-term debt	(20.0)	(23.0)
Payments to acquire treasury stock	—	(46.1)
Dividends paid	(31.9)	(31.5)
Payments of debt issue costs	(2.0)	—
Tax benefits on share-based compensation	0.2	—
Proceeds from common stock options exercised	0.2	0.1

Net cash used for financing activities	(53.5)	(100.5)

Effect of exchange rate changes on cash and cash equivalents	(3.5)	(0.7)

DECREASE IN CASH AND CASH EQUIVALENTS	(74.7)	(63.2)
Cash and cash equivalents at beginning of period	340.1	403.3

Cash and cash equivalents at end of period	$265.4	$340.1

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
Net sales:
Advanced Metals Operations:
Net sales excluding surcharge	$197.3	$156.1	$675.4	$751.7
Surcharge	63.1	25.5	177.6	205.7

Advanced Metals Operations net sales	260.4	181.6	853.0	957.4

Premium Alloys Operations:
Net sales excluding surcharge	$73.4	$57.7	$249.0	$311.8
Surcharge	31.3	18.0	99.3	101.4

Premium Alloys Operations net sales	104.7	75.7	348.3	413.2

Intersegment	(0.9)	(0.4)	(2.7)	(8.3)

Consolidated net sales	$364.2	$256.9	$1,198.6	$1,362.3

Operating income:
Advanced Metals Operations	$7.9	($27.4)	$11.8	$34.1
Premium Alloys Operations	19.1	13.5	71.2	76.9
Corporate costs	(7.3)	(10.8)	(33.5)	(37.5)
Pension earnings, interest & deferrals	(9.5)	—	(37.9)	(0.1)
Restructuring costs	—	(7.3)	—	(9.4)
Intersegment	—	(0.1)	0.1	—

Consolidated operating income (loss)	$10.2	($32.1)	$11.7	$64.0

We have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
FREE CASH FLOW

Net cash provided from operations	$48.1	$100.7	$115.2	$145.5
Purchases of plant, equipment and software	(17.1)	(21.4)	(44.2)	(116.3)
Proceeds from disposals of property and equipment	0.1	0.1	1.0	0.1
Net proceeds from sales of businesses	—	—	—	13.4
Dividends paid	(8.0)	(7.9)	(31.9)	(31.5)

Free cash flow	$23.1	$71.5	$40.1	$11.2

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
NET PENSION EXPENSE PER DILUTED SHARE

Pension plans expense	$13.7	$4.8	$54.3	$18.3
Other postretirement benefits expense	1.8	0.6	7.0	2.3

Net pension expense	15.5	5.4	61.3	20.6
Income tax benefit	(6.0)	(2.3)	(23.7)	(8.8)

Net pension expense, net of tax	$9.5	$3.1	$37.6	$11.8

Net pension expense per diluted share	$0.21	$0.07	$0.85	$0.27

Weighted average diluted common shares	44.5	43.8	44.4	44.2

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense tends to be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
OPERATING MARGIN EXCLUDING SURCHARGE, PENSION EARNINGS, INTEREST AND DEFERRALS, AND RESTRUCTURING COSTS
Net sales	$364.2	$256.9	$1,198.6	$1,362.3
Less: surcharge revenue	94.4	43.5	276.9	307.1

Consolidated net sales excluding surcharge	$269.8	$213.4	$921.7	$1,055.2

Operating income (loss)	$10.2	($32.1)	$11.7	$64.0
Pension earnings, interest & deferrals	9.5	—	37.9	0.1
Restructuring costs	—	7.3	—	9.4

Operating income (loss) excluding pension earnings, interest and deferrals and restructuring costs	$19.7	($24.8)	$49.6	$73.5

Operating margin excluding surcharge and pension earnings, interest and deferrals and restructuring costs	7.3%	-11.6%	5.4%	7.0%

Management believes that removing the impacts of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
NET SALES BY MAJOR PRODUCT LINE

Product Line Excluding Surcharge:
Special alloys	$128.2	$102.6	$449.6	$499.2
Stainless steel	96.4	68.8	311.7	349.8
Titanium products	31.5	31.4	112.4	141.4
Tool and other steel	10.4	6.4	37.4	46.3
Other materials	3.3	4.2	10.6	18.5

Consolidated net sales excluding surcharge	$269.8	$213.4	$921.7	$1,055.2

Surcharge revenue	94.4	43.5	276.9	307.1

Consolidated net sales	$364.2	$256.9	$1,198.6	$1,362.3

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
NET SALES BY END USE MARKET

End Use Market Excluding Surcharge:
Aerospace	$115.3	$99.4	$395.1	$450.0
Industrial	61.5	43.9	207.9	228.4
Consumer	27.1	16.7	89.1	79.1
Medical	24.2	24.3	86.9	94.7
Automotive	22.6	11.5	78.8	76.3
Energy	19.1	17.6	63.9	126.7

Consolidated net sales excluding surcharge	$269.8	$213.4	$921.7	$1,055.2

Surcharge revenue	94.4	43.5	276.9	307.1

Consolidated net sales	$364.2	$256.9	$1,198.6	$1,362.3